JOHN HANCOCK STRATEGIC SERIES

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77Q3

On June 5, 2012, the Board of Trustees of John Hancock Strategic Income Fund (the Fund) approved the name change for the Fund to John Hancock Income Fund, effective June 29, 2012. A supplement to each of the statutory and summary prospectuses and to the Statement of Additional Information of the Fund were filed with the Securities and Exchange Commission on June 5, 2012, accession numbers: 0000950123-12-008881 (Rule 497 filing); 0000950123-12-008890, 0000950123-12-008891, 0000950123-12-008892, 0000950123-12-008893 (Rule 497(k) filings).